UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Refinancing of Credit Facilities

Overview

On November 15, 2016 (the “Closing Date”), Semtech Corporation (“Semtech”), with certain of its domestic subsidiaries as guarantors (the “Guarantors”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders referred to therein (the “Lenders”), and HSBC Bank USA, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and as swing line lender and letter of credit issuer. Pursuant to the Credit Agreement, the Lenders provided Semtech with senior secured first lien credit facilities in an aggregate principal amount of $400.0 million (the “New Facilities”), consisting of term loans in an aggregate principal amount of $150.0 million (the “Term Loans”) and revolving commitments in an aggregate principal amount of $250.0 million (the “Revolving Commitments”). Up to $40.0 million of the Revolving Commitments may be used to obtain letters of credit, up to $25.0 million of the Revolving Commitments may be used to obtain swing line loans, and up to $40.0 million of the Revolving Commitments may be used to obtain revolving loans and letters of credit in certain currencies other than U.S. Dollars (“Alternative Currencies”). Each of the Term Loans and the Revolving Commitments is scheduled to mature on November 12, 2021.

The New Facilities refinanced Semtech’s existing $400.0 million senior secured first lien credit facilities (the “Prior Credit Facilities”), entered into on May 2, 2013, with the domestic subsidiaries of Semtech party thereto as guarantors, the financial institutions party thereto as lenders and HSBC Bank USA, National Association, as administrative agent and as swing line lender and letter of credit issuer. All of the proceeds of the Term Loans were used on the Closing Date to repay in full all of the obligations outstanding under the Prior Credit Facilities and to pay transaction costs in connection with such refinancing and the New Facilities. As of the Closing Date, approximately $153.0 million of the Revolving Commitments were undrawn. The proceeds of the new revolving credit facility may be used by Semtech for capital expenditures, permitted acquisitions, permitted dividends, working capital and general corporate purposes.

The Credit Agreement provides that, subject to certain conditions, Semtech may request, at any time and from time to time, the establishment of one or more additional term loan facilities and/or increases to the Revolving Commitments in an aggregate principal amount not to exceed the sum of (a) $150.0 million and (b) the aggregate principal amount of all voluntary prepayments of Term Loans made prior to the date of incurrence of such additional term loan facilities and/or increases to the Revolving Commitments.

Interest Rates

Interest on loans made under the Credit Agreement in U.S. Dollars accrues, at Semtech’s option, at a rate per annum equal to (1) the Base Rate (as defined below) plus a margin ranging from 0.25% to 1.25% depending upon Semtech’s consolidated leverage ratio or (2) LIBOR (determined with respect to deposits in U.S. Dollars) for an interest period to be selected by Semtech plus a margin ranging from 1.25% to 2.25% depending upon Semtech’s consolidated leverage ratio (such margin, the “Applicable Margin”).  The initial interest margin will be 2.00% for Base Rate loans and 1.00% for LIBOR rate loans, applicable until 2 business days following delivery of a compliance certificate by Semtech to the Administrative Agent with respect to the first fiscal period ending after the Closing Date. The “Base Rate” is equal to a fluctuating rate equal to the highest of (a) the prime rate of the Administrative Agent, (b) ½ of 1% above the federal funds effective rate published by the Federal Reserve Bank of New York and (c) one-month LIBOR (determined with respect to deposits in U.S. Dollars) plus 1.00%.

Interest on loans made under the Credit Agreement in Alternative Currencies accrues at a rate per annum equal to LIBOR (determined with respect to deposits in the applicable Alternative Currency) (other than loans made in Canadian Dollars, for which a special reference rate for Canadian Dollars applies) for an interest period to be selected by Semtech plus the Applicable Margin.

Fees

Commitment fees on the unused portion of the Revolving Commitments accrue at a rate per annum ranging from 0.20% to 0.45% depending upon Semtech’s consolidated leverage ratio, provided the initial commitment fee shall be 0.40% per annum, applicable until 2 business days following delivery of a compliance certificate by Semtech to the Administrative Agent with respect to the first fiscal period ending after the Closing Date.

With respect to letters of credit, Semtech will pay the Administrative Agent, for the account of the lenders under the revolving credit facility, letter of credit participation fees at a rate per annum equal to the Applicable Margin then in effect with respect to LIBOR-based loans under the Revolving Commitments on the face amount of all outstanding letters of credit. Semtech will also pay HSBC Bank USA, N.A., as the issuing bank, a fronting fee for each letter of credit issued under the Credit Agreement at a rate equal to 0.125% per annum based on the maximum amount available to be drawn under each such letter of credit, as well as its customary documentation fees.

Guarantee and Security

All obligations of Semtech under the New Facilities are unconditionally guaranteed by each of the Guarantors, which include all of the direct and indirect domestic subsidiaries of Semtech, other than certain excluded subsidiaries, including, but not limited to, any domestic subsidiary the primary assets of which consist of equity or debt of non-U.S. subsidiaries, certain immaterial non-wholly-owned domestic subsidiaries and subsidiaries that are prohibited from providing a guarantee under applicable law or that would require governmental approval to provide such guarantee.

Semtech and the Guarantors have also pledged substantially all of their assets to secure their obligations under the New Facilities, including Semtech’s owned real property located in Camarillo, California.

Amortization and Prepayment

The outstanding principal balance of the Term Loans will be subject to repayment in equal quarterly installments beginning on the last day of Semtech’s fiscal quarter ending closest to January 31, 2017 in an amount equal to 10.0% per annum of the original principal amount of the Term Loans on the Closing Date in the first two years after the Closing Date, 12.5% per annum in years three and four after the Closing Date, and 15.0% per annum in year five after the Closing Date, with the balance being due at maturity on November 12, 2021.  No amortization is required with respect to the revolving credit facility. Semtech may voluntarily prepay borrowings under the Credit Facilities at any time and from time to time, without premium or penalty, other than customary “breakage costs” and fees for LIBOR-based loans.

The Term Loans must be mandatorily prepaid using the proceeds of certain dispositions of assets and receipt of insurance proceeds, subject to agreed upon thresholds and exceptions and customary reinvestment rights.

Representations, Warranties, Covenants and Events of Default

The Credit Agreement contains representations and warranties and affirmative and negative covenants, including financial covenants, that are customary in similar financings.  The negative covenants restrict or limit the ability of Semtech and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes; make investments; sell or otherwise dispose of assets; repurchase stock, pay dividends or make similar distributions; engage in certain affiliate transactions; or enter into agreements that restrict Semtech’s ability to create liens, pay dividends or make loan repayments.  In addition, Semtech’s ability to make capital expenditures is subject to dollar limitations during each fiscal year.

Semtech must maintain a maximum consolidated leverage ratio, determined as of the last day of each fiscal quarter, of 3.00 to 1.00 or less; provided that, such maximum consolidated leverage ratio may be increased to 3.25 to 1.00 or 3.50 to 1.00, as applicable, for the four consecutive fiscal quarters ending on or after the date of consummation of a permitted acquisition which constitutes a “Material Acquisition” under the Credit Agreement, subject to the satisfaction of certain conditions.

Subject to agreed upon thresholds and cure periods, the New Facilities contain customary events of default including, but not limited to, the failure to make payments of principal or interest under the New Facilities, the failure to comply with other covenants and agreements in the New Facilities, material inaccuracy of any representation, warranty, statement or certification made by Semtech or its subsidiaries in connection with the Credit Agreement, payment or other default under certain other material indebtedness, the acceleration of such other indebtedness, the invalidity of the Credit Agreement or related loan documents, material judgments and the insolvency or initiation of bankruptcy proceedings in respect of Semtech, any Guarantor, or any other material subsidiary. Upon the occurrence of an event of default which is continuing, the obligations under the New Facilities may be declared to be due and payable and existing letters of credit may be required to be cash collateralized.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 16, 2016, Semtech issued a press release announcing the refinancing and the New Facilities. A copy of the press release is furnished and attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement dated November 15, 2016 entered into among Semtech Corporation, the guarantors party thereto, the lenders party thereto and HSBC Bank USA, National Association, as administrative agent and as swing line lender and L/C issuer.

99.1	Press Release dated November 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMTECH CORPORATION

Date: November 16, 2016	By:	/s/ Emeka N. Chukwu

		Name:	Emeka N. Chukwu

		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement dated November 15, 2016 entered into among Semtech Corporation, the guarantors party thereto, the lenders party thereto and HSBC Bank USA, National Association, as administrative agent and as swing line lender and L/C issuer.

99.1	Press Release dated November 16, 2016.